Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 31, 2002, relating to the financial statements and financial highlights of INVESCO Mid-Cap Growth Fund (formerly Pell Rudman Mid-Cap Growth Portfolio) one of the portfolios constituting INVESCO Counselor Series Funds, Inc., which appears in April 30, 2002 Annual Report to Shareholders of INVESCO Counselor Series Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
August 29, 2002